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AURINIA CORPORATE HEADQUARTERS #140, 14315 – 118 Avenue Edmonton, AB T5L 4S6 Canada www.auriniapharma.com UNITED STATES OFFICE (COMMERCIAL HUB) 77 Upper Rock Circle – Suite 700 Rockville, MD 20850 USA Aurinia Addresses Dubious Proposals Put Forth by Lucien Selce Raises Concerns Surrounding Lucien Selce's Self-Serving Proposals and Lack of Credibility Glass Lewis Recommends that Aurinia Shareholders Vote FOR the Re-Election to the Board of Directors of All Nine Incumbent Directors. ROCKVILLE, Maryland & EDMONTON, Alberta--(BUSINESS WIRE)--Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today issued the following letter to shareholders in response to a letter from Lucien Selce. Dear Fellow Shareholders: Aurinia’s Board of Directors and management team have been taking a range of actions to position the Company for sustainable success and build value for shareholders, while staying true to our core focus of delivering therapies to treat targeted patient populations with high unmet medical needs. We believe we have established strong momentum in the business based on recent actions to support our strategy in three key areas: • Focus on commercial execution after restructuring operations • Maximizing free cash flows, moving towards profitability, currently debt free with excess of $320M in cash, cash equivalents, restricted cash and investments • Advancing autoimmune pipeline with Phase 1 clinical program for AUR200, a potential next generation therapy for B-cell mediated autoimmune diseases that targets both BAFF (B-cell Activating Factor) and APRIL (A Proliferation-Inducing Ligand) Alarming Proposals from Lucien Selce As part of Aurinia’s strategy, the Company is always open to constructive feedback from shareholders, while looking for ways to build shareholder value. However, the recent letter from Lucien Selce lacks substance and many of his ideas and criticisms are not grounded in facts. The Company believes it is important to set the record straight, and for all Aurinia shareholders to know the following: • Mr. Selce’s own background is particularly concerning. Public sources indicate that he was previously charged with money laundering and insider trading, casting serious doubt on his integrity, trustworthiness and motives. He is asking shareholders to blindly trust him.  Given Mr. Selce's lack of transparency (discussed further below), combined with charges of unethical and illegal conduct, the Company has serious doubts about whether he can be trusted to ethically serve shareholder interests and drive long-term value creation. • Mr. Selce’s letter asks shareholders to grant him control of the Company by giving support to his unnamed board nominees, so that he can enact a plan devised by an unidentified investment bank, the specifics of which plan he has not shared.  Despite having ample opportunity to propose alternative directors as part of this year’s proxy process, Mr. Selce failed to do so. Moving forward with Mr. Selce’s idea would be completely at odds with sound corporate

AURINIA CORPORATE HEADQUARTERS #140, 14315 – 118 Avenue Edmonton, AB T5L 4S6 Canada www.auriniapharma.com UNITED STATES OFFICE (COMMERCIAL HUB) 77 Upper Rock Circle – Suite 700 Rockville, MD 20850 USA governance practices and, if followed by shareholders, could result in a public company without oversight and direction from a board of directors. • Mr. Selce's unsubstantiated reference to an unnamed investment bank is concerning.  If any investors have had serious conversations with investment banks about alternative strategies, Aurinia is always open to hearing them. However, the Company has not received any such proposals, including from Mr. Selce. • Mr. Selce's letter is rife with speculative bluster, lacks concrete details, and fails to provide anything that remotely resembles a specific strategy.  Mr. Selce's vague assertions and lack of specificity demonstrate his unpreparedness. If Mr. Selce were serious about his proposals or experienced in corporate governance best practices, he would provide specificity and actionable steps. In addition, Aurinia has already run a robust strategic review process led by a top tier investment bank – reiterating the same process again would be a questionable use of the Company’s resources. • Mr. Selce’s letter makes numerous serious false accusations with no factual basis.  No institutional shareholders have any agreements or understandings with Aurinia’s CEO or other members of the management team. The timing of the AGM was not related to the vesting of any awards for nominees for election as a director. Aurinia shareholders deserve to have detail about Mr. Selce’s “just trust me” approach. It should be alarming that a mere 10 days before an annual shareholder meeting, a shareholder would put forth a letter that is suspiciously opaque and fails to provide any actionable suggestions or detailed plans for putting Aurinia on a stronger path for growth or any names and backgrounds of who would serve on a Board that would oversee such a strategy. Seasoned Board with New Directors and Deep Industry and Leadership Experience – Supported by a Leading Independent Proxy Advisory Service The Company recommends that shareholders review the recent report from Glass Lewis, a leading independent proxy advisor, which recommends that Aurinia shareholders vote FOR the re-election to the Board of Directors of all nine incumbent directors. Aurinia is pleased that Glass Lewis recognizes the strength and value of the current Board and the actions the Board and management team are taking to accelerate the Company’s growth. Aurinia has added three new directors in the last year, including a director appointed in direct collaboration with a shareholder. Each director brings distinct and relevant experience to the Company – including pharmaceutical and biotech industry, corporate governance, capital markets and operational expertise – and is focused on the best interests of the Company, with a view to building value for shareholders and ensuring the Company is continuing to deliver on its long- term targets. We also note that ISS’s recent recommendations against three of Aurinia’s directors relate to the Company’s 2023 say-on-pay proposal, and not to the operating or financial performance of the business.

AURINIA CORPORATE HEADQUARTERS #140, 14315 – 118 Avenue Edmonton, AB T5L 4S6 Canada www.auriniapharma.com UNITED STATES OFFICE (COMMERCIAL HUB) 77 Upper Rock Circle – Suite 700 Rockville, MD 20850 USA Continuing Aurinia’s Business Momentum Following the announcement of the Board’s actions to support Aurinia’s strategy earlier this year, there has been momentum across the business. On May 2, 2024, Aurinia announced the following positive steps in its first quarter results: • Year over year growth of approximately 46% in total net revenue and 40% in net product revenue, extending the trend of consistent growth in LUPKYNIS® (voclosporin) sales • Rapidly completed restructuring while maintaining focus on commercial execution; and • Ahead of prior projections, to be cash flow positive, excluding share repurchases, in the second quarter 2024. Recent commentary in May 2024 from sell-side analysts also reinforce the strong prospects for Aurinia1: • RBC Capital Markets analyst Douglas Miehm authored a report stating: “We believe Aurinia Pharmaceuticals is well positioned for future growth from its FDA-approved drug, voclosporin (brand name LUPKYNIS).” • Analyst Ed Arce of H.C. Wainwright has reported, “We believe all signs point to a strong year for LUPKYNIS.” • Jefferies analyst Maury Raycroft, Ph.D., reported, “Stock has an appealing profile, where [Aurinia] is gearing up to be cash flow positive in 2Q with disciplined spend and strong balance sheet, which should allow cash accumulation that can be leveraged for future asset in-licensing or other options.” Aurinia’s Board is well positioned to lead Aurinia and build on this momentum as we stay focused on delivering transformative therapies that enable patients to live their fullest lives. About Aurinia Aurinia Pharmaceuticals is a fully integrated biopharmaceutical company focused on delivering therapies to people living with autoimmune diseases with high unmet medical needs. In January 2021, the Company introduced LUPKYNIS® (voclosporin), the first FDA-approved oral therapy dedicated to the treatment of adult patients with active lupus nephritis. The Company’s head office is in Edmonton, Alberta, its U.S. commercial office is in Rockville, Maryland. The Company focuses its development efforts globally. Media and Investor Inquiries: Andrea Christopher Corporate Communications and Investor Relations, Aurinia achristopher@auriniapharma.com ir@auriniapharma.com Forward-Looking Statements Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of 1 Permission to quote was neither sought nor obtained in connection with this press release. These statements represent the views of the third party cited and not necessarily those of Aurinia.

AURINIA CORPORATE HEADQUARTERS #140, 14315 – 118 Avenue Edmonton, AB T5L 4S6 Canada www.auriniapharma.com UNITED STATES OFFICE (COMMERCIAL HUB) 77 Upper Rock Circle – Suite 700 Rockville, MD 20850 USA applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to Aurinia’s expectations to be cash flow positive, excluding share repurchases, in the second quarter of 2024. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: the accuracy of reported data from third party studies and reports; the number, and timing of receipt, of PSFs and their rate of conversion into patients on therapy; assumptions relating to pricing for LUPKYNIS and patient persistency on the product; that Aurinia’s intellectual property rights are valid and do not infringe the intellectual property rights of third parties; Aurinia’s assumptions relating to the capital required to fund operations; the assumption that Aurinia’s current good relationships with its suppliers, service providers and other third parties will be maintained; assumptions relating to the burn rate of Aurinia’s cash for operations; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate. Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; difficulties Aurinia may experience in completing the commercialization of voclosporin; the market for the LN business may not be as estimated; Aurinia may have to pay unanticipated expenses; Aurinia may not be able to obtain sufficient supply to meet commercial demand for voclosporin in a timely fashion; the results from Aurinia’s clinical studies and from third party studies and reports may not be accurate; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward- looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information. All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K and its other public available filings available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedarplus.ca or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, and on Aurinia’s website at www.auriniapharma.com. ###